This Agreement, dated as of May 22, 1997, by and between Nethold Development B.V., formerly known as Nethold Central Europe B. V., ("Nethold"), a company incorporated in The Netherlands, whose registered office is at Jupiteastrart 56,2132 HD Hoofddorp, The Netherlands, and Hungary Broadcasting Corp. ("HBC"), a company incorporated in the State of Delaware, with an office at 445 Park Avenue, l5th Floor, New York, New York.

WHEREAS, Nethold and HBC entered into a Heads of Agreement (the "Agreement"), dated July 5,1996, under which Nethold was to provide HBC with certain essential services, including digitally compressing, multiplexing, encrypting and uplinking HBC programing to a satellite transponder, for a period of five years and in consideration of certain initial and periodic payments to Nethold by HBC; and

WHEREAS, Nethold and HBC now wish to terminate the Agreement and to release one another from all outstanding and future obligations under the Agreement on the terms and conditions provided herein:

NOW, THEREFORE, in consideration of the premises, and other good and valuable consideration, the adequacy of which is hereby deemed sufficient, Nethold and HBC agree as follows:

1. Provided the terms of this agreement are fully complied with, HBC and Nethold hereby release each other from all prior and future obligations under the Agreement, except as provided herein, and agree that all Tights and obligations thereunder are hereby terminated.

2. Nethold shall pay HBC the sum of One Million Two Hundred Thousand Dollars (US$1,200,000) in two installments of Six Hundred Thousand Dollars (US$600,000) each. Such installments shall be paid within seven business days of receipt by Nethold of HBC's invoice, the first such invoice to be deliverable upon execution of this agreement and the second such invoice to be deliverable upon full compliance by HBC with the provisions of paragraph three below.

3. Within one month after ~ of the first installment, HBC shall, at its own expense, deliver to Nethold's offices in Hoofddorp all materials and equipment supplied to HBC by Nethold pursuant to the Agreement and currently in HBC's possession or control.

4. Upon HBC's request, Nethold shall continue to provide HBC with the services specified in the Agreement until June 30,1997.

5. This agreement contains the entire agreement between the parties with respect to the subject matter hereof; constituting full and final settlement of any and all claims by or against either party, and/or either party's associated or affiliated companies, arising out of or related to the Agreement. There are no representations or warranties other than as contained herein. No waiver or modification shall be valid unless in writing. This agreement may be executed in duplicate copies.

IN WITNESS WHEREOF, the parties have set their hand as of the date first above written.


NETHOLD DEVELOPMENT B.V.                             HUNGARIAN BROADCASTING CORP
         .
By: /s/ G. McSloy                                      By: /s/ Peter Klenner
Title: Director                                        Title: President and CEO